EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Hüttenes-Albertus Announces Purchase of Hexion’s Interest in HA-International, LLC

DÜSSELDORF, Germany and COLUMBUS, Ohio, USA / - (June 1, 2016) - Hexion Inc. (“Hexion”) and Hüttenes-Albertus Chemische Werke GmbH (“HA”) today announced that Hexion has sold its 50% interest in HA-International, LLC (“HAI”), a joint venture serving the North American foundry industry, to its joint venture partner HA-USA, Inc., an entity controlled by HA.
HAI is the market leading manufacturer and supplier of foundry resin systems, resin coated sand for shell molding and refractory coatings for North America. HAI will continue a strategic sourcing arrangement with Hexion’s Louisville, Kentucky site.  Terms of the transaction were not disclosed.
“This transaction represents an important step for HA and further strengthens our foundry leadership position in the U.S.,” said Dr. Carsten Kuhlgatz, President and CEO,Hüttenes-Albertus Chemische Werke GmbH. “The acquisition of Hexion’s interest in the joint venture demonstrates our long-term commitment as a solutions provider that is well positioned to deliver sustainable customer value within the foundry industry, while broadening our product portfolio and providing innovative technologies to our customers globally.”
“We have operated HAI in close partnership with HA for many years and have jointly developed that business into an industry leader in the U.S.,” said Craig O. Morrison, Chairman, President and CEO, Hexion. “Although we have sold our ownership stake in HAI to our joint venture partner, our relationship with HAI will continue in all material respects as we focus on serving HAI customers without interruption. We look forward to serving HAI as a large and valued customer.”
Hexion and HAI have entered into long term toll agreements for the supply of resins and special coated sands whereas HAI will provide special coated sands and Hexion will provide resins.

About Hüttenes-Albertus Chemische Werke GmbH

Based in Düsseldorf, Germany, Hüttenes-Albertus Werke GmbH reaches back for more than 100 years and is a leading international manufacturer of chemical products for the foundry industry.  Almost 2,000 dedicated employees in more than 30 countries develop and produce foundry chemical solutions for customers around the world. Additional information about Hüttenes-Albertus Chemische Werke GmbH and its products is available at www.huettenes-albertus.com.

About Hexion
Based in Columbus, Ohio, Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.) is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries.   Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Hexion Contact
Investors and Media:
John Kompa
614-225-2223
john.kompa@hexion.com

Hüttenes-Albertus Contact
Marketing and Communication
Silke Schmitz
+49 211 5087-242
SSchmitz@huettenes-albertus.com